Axos Financial, Inc. Reports Record Third Quarter 2020 Earnings
Return on Equity of 18.65% in the Three Months Ended March 31, 2020

SAN DIEGO, CA – (BUSINESS WIRE) – April 29, 2020 – Axos Financial, Inc. (NYSE: AX) (“Axos”), parent company of Axos Bank (the “Bank”), today announced financial results for the third fiscal quarter ended March 31, 2020. Net income was $56.1 million, an increase of 44.4% from $38.8 million for the quarter ended March 31, 2019. Earnings attributable to Axos’ common stockholders were $56.0 million or $0.91 per diluted share for the third quarter of fiscal 2020, an increase of 44.5% from $38.7 million or $0.63 per diluted share for the third quarter ended March 31, 2019.
Adjusted earnings and adjusted earnings per diluted common share (“adjusted EPS”), non-GAAP measures, which excludes non-cash amortization expenses and non-recurring costs related to mergers and acquisitions, and other non-recurring costs increased 11.9% to $57.7 million and increased 11.9% to $0.94, respectively, for the quarter ended March 31, 2020 compared to $51.5 million and $0.84, respectively, for the quarter ended March 31, 2019.
Third Quarter Fiscal 2020 Financial Summary

	Three Months Ended March 31
(Dollars in thousands, except per share data)	Q3 Fiscal 2020	Q3 Fiscal 2019	% Change
Net interest income	$148,616	$129,169	15.1%
Non-interest income	$31,542	$26,098	20.9%
Net income	$56,057	$38,821	44.4%
Adjusted earnings (Non-GAAP)[1]	$57,652	$51,518	11.9%
Net income attributable to common stockholders	$55,980	$38,744	44.5%
Diluted EPS	$0.91	$0.63	44.4%
Adjusted EPS (Non-GAAP)[1]	$0.94	$0.84	11.9%
[1] See “Use of Non-GAAP Financial Measures”

For the nine months ended March 31, 2020, net income was a record $138.1 million, an increase of 20.6% over net income of $114.5 million for the nine months ended March 31, 2019. Earnings attributable to Axos’ common stockholders were $137.9 million or $2.23 per diluted share for the nine months ended March 31, 2020, an increase of 21.9% from $114.3 million or $1.83 per diluted share for the nine months ended March 31, 2019. Record earnings for the fiscal third quarter and for the nine months ended March 31, 2020 were primarily the result of growth in the Bank’s loan and lease portfolio.
“We maintained strong profitability and efficiency in a volatile environment,” stated Greg Garrabrants, President and Chief Executive Officer of Axos. “Our team members and management team adjusted quickly to accommodate the needs of our clients, employees and partners across our consumer, commercial and securities businesses. Our record quarterly earnings, strong capital ratios and credit metrics are a direct result of our diverse and efficient business model and our culture of execution.”

Other Highlights

•	Total assets reached $12.2 billion, up $1.3 billion or 11.8% compared to March 31, 2019

•	Loan and lease portfolio grew by $1.3 billion or 14.0% compared to March 31, 2019

•	Loan and lease originations for the three months ended March 31, 2020 were approximately $2.9 billion, up 14.8% compared to the quarter ended March 31, 2019

•	Total deposits increased by $0.9 billion, up 10.5% from March 31, 2019

•	Net interest margin was 4.90% compared to 4.84% in the three months ended March 31, 2019; net interest margin for the banking business segment was 4.97% compared to 4.94% in the March 31, 2019 period

•	Efficiency ratio for the banking business segment was 33.21% compared to 35.26% in the March 31, 2019 period

•	Net annualized charge-offs of 3 basis points compared to 4 basis points in the March 31, 2019 period

•	Provision for loan loss reserves was $28.5 million, up $9.5 million from $19.0 million in the March 31, 2019 period

•	Return on average common stockholders’ equity was 18.65% for the three months ended March 31, 2020

•	Book value increased to $19.77 per share, up 17.1% from March 31, 2019
Third Quarter Fiscal 2020 Income Statement Summary
During the quarter ended March 31, 2020, Axos earned $56.0 million or $0.91 per diluted share compared to $38.7 million, or $0.63 per diluted share for the quarter ended March 31, 2019. Net interest income increased $19.4 million or 15.1% for the quarter ended March 31, 2020 compared to March 31, 2019, primarily due to $1.5 billion growth in average-earning assets at the Bank.
The loan and lease loss provision was $28.5 million for the quarter ended March 31, 2020 compared to $19.0 million for the quarter ended March 31, 2019. The increase in the provision is primarily the result of additional provision for Refund Advance loans consistent with increased originations in the loan product and the changes in economic and business conditions, resulting from the COVID-19 pandemic, including in the hospitality, retail and oil & gas sectors.
For the third quarter ended March 31, 2020, non-interest income was $31.5 million compared to $26.1 million for the three months ended March 31, 2019. The $5.4 million increase was the result of a $2.6 million increase in mortgage banking income, an increase of broker dealer fees of $1.3 million, a $0.8 million decrease in unrealized loss on securities, and a $0.7 million increase in prepayment penalty fee income.
Non-interest expense or operating costs decreased $10.0 million to $71.8 million for the quarter ended March 31, 2020 from $81.8 million for the three months ended March 31, 2019. The decrease was mainly a result of a prior year non-recurring charge of $15.3 million in our Securities Business bad debt reserve for an uncollectible receivable, partially offset by an increase in salaries and related expense of $2.5 million due to staffing additions from the acquisition of the Securities Business and to support growth in the Bank’s operations. Other operating expense increases included a $1.4 million increase in depreciation and amortization primarily due to amortization of intangibles and a $1.1 million increase in broker-dealer clearing charges.
Balance Sheet Summary
Axos’ total assets increased $939.7 million, or 8.4%, to $12,159.9 million, as of March 31, 2020, up from $11,220.2 million at June 30, 2019. The increase in total assets was primarily due to an increase in loan portfolio growth of $990.8 million on a net basis, primarily from portfolio loan originations of $5,493.3 million less principal repayments and other adjustments of $4,502.5 million. Total liabilities increased by $828.3 million, or 8.2%, to $10,975.5 million at March 31, 2020, up from $10,147.2 million at June 30, 2019. The increase in total liabilities primarily resulted from an increase in deposits of $584.2 million and a $312.0 million increase in advances from the FHLB, partially offset by $121.8 million decrease in securities loaned. Stockholders’ equity increased by $111.4 million, or 10.4%, to $1,184.5 million at March 31, 2020 from $1,073.1 million at June 30, 2019. The increase was primarily the result of $138.1 million in net income, $12.1 million of vesting and issuance of RSUs and stock-based compensation expense, partially offset by $35.8 million of common stock repurchases and $0.2 million of dividends declared on preferred stock.
The Bank’s Tier 1 core capital to adjusted average assets ratio was 8.72% at March 31, 2020, which is at a seasonally reduced level as a result of carrying increased amounts of short-term tax related assets. At March 31, 2019, the Tier 1 core capital to adjusted average assets ratio was 8.68%.

Conference Call
A conference call and webcast will be held on Wednesday, April 29, 2020 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live and may be accessed at Axos’ website, http://www.axosfinancial.com. For those unable to listen to the live broadcast, a replay will be available until May 29, 2020, at Axos’ website and telephonically by dialing toll-free number 877-660-6853, passcode 13701354.
About Axos Financial, Inc. and Subsidiaries
The condensed consolidated financial statements include the accounts of Axos Financial, Inc. (“Axos”) and its wholly owned subsidiaries, Axos Bank (the “Bank”) and Axos Nevada Holding, LLC (the “Axos Nevada Holding” and collectively, the “Company”). Axos Nevada Holding wholly owns its subsidiary Axos Securities, LLC, which wholly owns subsidiaries Axos Clearing, LLC, a clearing broker dealer, Axos Invest, Inc., a registered investment advisor, and Axos Invest LLC, an introducing broker dealer. With approximately $12.2 billion in assets, Axos Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. Axos Clearing LLC and Axos Invest, Inc., provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index. For more information on Axos Bank, please visit axosbank.com.
Segment Reporting
The Company determines reportable segments based on what separate financial information is available and what segment results are evaluated regularly by the Chief Executive Officer in deciding how to allocate resources and in assessing performance. The Company operates through two segments: Banking Business and Securities Business. In order to reconcile the two segments to the consolidated totals, the Company includes parent-only activities and intercompany eliminations.
The following tables present the operating results of the segments:

	Three Months Ended March 31, 2020
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$145,372	$3,954	$(710)	$148,616
Provision for loan losses	28,500	—	—	28,500
Non-interest income	25,259	6,402	(119)	31,542
Non-interest expense	56,661	11,137	3,992	71,790
Income before taxes	$85,470	$(781)	$(4,821)	$79,868

	Three Months Ended March 31, 2019
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$127,072	$2,951	$(854)	$129,169
Provision for loan losses	19,000	—	—	19,000
Non-interest income	21,027	5,071	—	26,098
Non-interest expense	52,224	23,102	6,489	81,815
Income before taxes	$76,875	$(15,080)	$(7,343)	$54,452

	Nine Months Ended March 31, 2020
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$350,184	$13,137	$(2,982)	$360,339
Provision for loan losses	35,700	—	—	35,700
Non-interest income	57,274	19,087	(2,076)	74,285
Non-interest expense	160,547	32,656	11,019	204,222
Income before taxes	$211,211	$(432)	$(16,077)	$194,702

	Nine Months Ended March 31, 2019
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$307,564	$2,951	$(2,347)	$308,168
Provision for loan losses	24,550	—	—	24,550
Non-interest income	54,462	5,071	—	59,533
Non-interest expense	142,291	23,102	20,277	185,670
Income before taxes	$195,185	$(15,080)	$(22,624)	$157,481
Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as adjusted earnings, adjusted earnings per common share, and tangible book value per common share. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although we believe the non-GAAP financial measures disclosed in this report enhance investors’ understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
We define net income without the after-tax impact of non-recurring acquisition-related costs (including amortization of intangible assets related to acquisitions), and excess FDIC expense, and other costs (unusual or non-recurring charges), as “adjusted earnings”, a non-GAAP financial measure. Excess FDIC expense is defined as the higher insurance costs associated with increased levels of short-term brokered deposits in anticipation of the acquisition of deposits from Nationwide Bank. Adjusted earnings per diluted common share (“adjusted EPS”), a non-GAAP financial measure, is calculated by dividing non-GAAP adjusted earnings by the average number of diluted common shares outstanding during the period. We believe the non-GAAP measures of adjusted earnings and adjusted EPS provide useful information about the Bank’s operating performance. Excluding the non-recurring acquisition related costs, excessive FDIC expense, and other costs provides investors with an understanding of Axos’ business without these non-recurring costs.
Below is a reconciliation of net income to adjusted earnings and adjusted EPS (Non-GAAP) for the periods shown:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(Dollars in thousands, except per share amounts)	2020	2019	2020	2019
Net income	$56,057	$38,821	$138,138	$114,497
Acquisition-related costs	2,273	2,511	6,520	4,644
Excess FDIC expense	—	—	—	1,111
Other costs	—	15,299	—	15,299
Income taxes	(678)	(5,113)	(1,895)	(5,746)
Adjusted earnings (Non-GAAP)	$57,652	$51,518	$142,763	$129,805
Adjusted EPS (Non-GAAP)	$0.94	$0.84	$2.31	$2.07

We define book value adjusted for goodwill and other intangible assets as tangible book value (“tangible book value”), a non-GAAP financial measure. Tangible book value is calculated using common stockholders’ equity minus mortgage servicing rights, goodwill and other intangible assets. Tangible book value per common share, a non-GAAP financial measure, is calculated by dividing tangible book value by the common shares outstanding at the end of the period. We believe tangible book value per common share is useful in evaluating the Company’s capital strength, financial condition, and ability to manage potential losses.
Below is a reconciliation of total stockholders’ equity to tangible book value (Non-GAAP) as of the dates indicated:

	March 31,
(Dollars in thousands, except per share amounts)	2020	2019
Total stockholders’ equity	$1,184,452	$1,039,485
Less: preferred stock	5,063	5,063
Common stockholders’ equity	1,179,389	1,034,422
Less: mortgage servicing rights, carried at fair value	9,962	10,355
Less: goodwill and other intangible assets	127,962	136,076
Tangible common stockholders’ equity (Non-GAAP)	$1,041,465	$887,991
Common shares outstanding at end of period	59,653,192	61,285,375
Tangible book value per common share (Non-GAAP)	$17.46	$14.49

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to the effects on our business of the current novel coronavirus pandemic (“COVID-19”), Axos’ financial prospects and other projections of its performance and asset quality, Axos’ ability to continue to grow profitably and increase its business, Axos’ ability to successfully integrate its recent acquisitions and realize the anticipated benefits of the transactions, Axos’ ability to continue to diversify its lending and deposit franchises and the anticipated timing and financial performance of other offerings, initiatives, and acquisitions. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation uncertainties surrounding the severity, duration, and effects of the COVID-19 pandemic, changes in the interest rate environment, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate, risks associated with credit quality, the outcome and effects of pending class action litigation filed against the Company and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axos undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@axosfinancial.com

The following tables set forth certain selected financial data concerning the periods indicated:
AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	March 31, 2020	June 30, 2019	March 31, 2019
Selected Balance Sheet Data:
Total assets	$12,159,919	$11,220,238	$10,875,561
Loans and leases—net of allowance for loan and lease losses	10,372,921	9,382,124	9,098,453
Loans held for sale, carried at fair value	40,236	33,260	15,714
Loans held for sale, lower of cost or fair value	29	4,800	3,267
Allowance for loan and lease losses	87,097	57,085	71,746
Securities—trading	919	—	—
Securities—available-for-sale	191,388	227,513	219,156
Securities borrowed	53,816	144,706	127,167
Customer, broker-dealer and clearing receivables	187,353	203,192	252,900
Total deposits	9,567,338	8,983,173	8,655,455
Advances from the FHLB	770,500	458,500	443,500
Borrowings, subordinated notes and debentures	76,285	168,929	214,477
Securities loaned	76,587	198,356	201,574
Customer, broker-dealer and clearing payables	318,100	238,604	245,208
Total stockholders’ equity	1,184,452	1,073,050	1,039,485

Capital Ratios:
Equity to assets at end of period	9.74%	9.56%	9.56%
Axos Financial, Inc.:
Tier 1 leverage (core) capital to adjusted average assets	8.55%	8.75%	8.36%
Common equity tier 1 capital (to risk-weighted assets)	11.34%	11.43%	11.46%
Tier 1 capital (to risk-weighted assets)	11.39%	11.49%	11.52%
Total capital (to risk-weighted assets)	12.96%	12.91%	13.19%
Axos Bank:
Tier 1 leverage (core) capital to adjusted average assets	8.72%	9.21%	8.68%
Common equity tier 1 capital (to risk-weighted assets)	11.62%	12.14%	12.33%
Tier 1 capital (to risk-weighted assets)	11.62%	12.14%	12.33%
Total capital (to risk-weighted assets)	12.60%	12.89%	13.31%
Axos Clearing, LLC:
Net capital	$33,863	$21,669	$22,381
Excess capital	$30,341	$17,858	$17,759
Net capital as a percentage of aggregate debit items	19.23%	11.37%	9.68%
Net capital in excess of 5% aggregate debit items	$25,057	$12,142	$10,825

AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Nine Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
Selected Income Statement Data:
Interest and dividend income	$185,063	$169,208	$478,696	$423,244
Interest expense	36,447	40,039	118,357	115,076
Net interest income	148,616	129,169	360,339	308,168
Provision for loan and lease losses	28,500	19,000	35,700	24,550
Net interest income after provision for loan and lease losses	120,116	110,169	324,639	283,618
Non-interest income	31,542	26,098	74,285	59,533
Non-interest expense	71,790	81,815	204,222	185,670
Income before income tax expense	79,868	54,452	194,702	157,481
Income tax expense	23,811	15,631	56,564	42,984
Net income	$56,057	$38,821	$138,138	$114,497
Net income attributable to common stock	$55,980	$38,744	$137,906	$114,265

Per Common Share Data:
Net income:
Basic	$0.92	$0.63	$2.25	$1.84
Diluted	$0.91	$0.63	$2.23	$1.83
Adjusted earnings (Non-GAAP)	$0.94	$0.84	$2.31	$2.07
Book value	$19.77	$16.88	$19.77	$16.88
Tangible book value (Non-GAAP)	$17.46	$14.49	$17.46	$14.49

Weighted average number of common shares outstanding:
Basic	60,967,892	61,259,419	61,176,715	62,130,598
Diluted	61,523,513	61,589,662	61,811,845	62,597,283
Common shares outstanding at end of period	59,653,192	61,285,375	59,653,192	61,285,375
Common shares issued at end of period	67,084,817	66,253,298	67,084,817	66,253,298

Performance Ratios and Other Data:
Loan and lease originations for investment	$2,596,420	$2,227,387	$5,493,338	$5,432,902
Loan originations for sale	$292,226	$287,869	$1,286,230	$1,201,001
Loan and lease purchases	$—	$—	$—	$11,009
Return on average assets	1.79%	1.42%	1.56%	1.52%
Return on average common stockholders’ equity	18.65%	15.34%	15.99%	15.32%
Interest rate spread[1]	4.33%	4.39%	3.70%	3.79%
Net interest margin[2]	4.90%	4.84%	4.20%	4.19%
Net interest margin[2] – Banking Business Segment only	4.97%	4.94%	4.28%	4.24%
Efficiency ratio[3]	39.85%	52.69%	46.99%	50.49%
Efficiency ratio[3] – Banking Business Segment only	33.21%	35.26%	39.40%	39.30%

Asset Quality Ratios:
Net annualized charge-offs to average loans and leases	0.03%	0.04%	0.08%	0.03%
Non-performing loans and leases to total loans and leases	0.55%	0.49%	0.55%	0.49%
Non-performing assets to total assets	0.54%	0.48%	0.54%	0.48%
Allowance for loan and lease losses to total loans and leases held for investment at end of period	0.83%	0.78%	0.83%	0.78%
Allowance for loan and lease losses to non-performing loans and leases	150.33%	161.11%	150.33%	161.11%

1.	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.

2.	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
3 Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.